Exhibit 10.12

Executive Initial: ____

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of _______________ 2021 (the “Effective Date”), by and between FGI Industries Ltd. (“FGI” or the “Company”) and San Lung “Perry” Lin (“Executive”).

The Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement, and the separate Confidentiality, Non-Competition and Non-Solicitation Agreement, which is a condition of the Company agreeing to employ Executive. This Agreement is intended to supersede any and all prior understandings and agreements between Executive, the Company and the Company’s parents, subsidiaries and affiliates relating to the provision of services by Executive, with respect to the subject matter herein.

In consideration of the mutual promises and covenants set forth below, and in the separate Confidentiality, Non-Competition and Non-Solicitation Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1.0	POSITION, DUTIES AND RESPONSIBLITIES. Executive will be employed as the Chief Financial Officer of the Company and will have such duties and responsibilities as are consistent with such position and as may be assigned to Executive from time to time by the Company or the Company’s Board of Directors or functional equivalent (the “Board”).

1.1	Executive shall perform all duties and exercise all authority in accordance with and otherwise comply with all Company policies, procedures, practices, and directions.

1.2	Executive shall refrain from any act or omission adverse to the Company’s best interests, including but not limited to any act or omission that could harm the Company’s existing or potential relationships with any existing or potential client, customer, supplier, employee, executive, contractor or other business partner or affiliate.

1.3	Executive shall devote all of his business time and best efforts to successfully perform his duties and advance Company’s interests. During his employment, Executive shall not render services of any nature whatsoever (including board memberships) for which he receives compensation without the Company’s prior written consent; provided, however this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit which do not create actual or potential conflicts of interest with Company, nor does this provision prohibit Executive from serving as a director of any educational institution attended by one of his children, or of the church or religious organization of his choice.

1.4	Executive represents that he is free to accept employment with the Company, and that Executive has no prior or other commitments, restrictions, covenants or obligations of any kind to anyone else or any entity that would hinder, preclude or interfere with Executive’s acceptance of his obligations under this Agreement or the exercise of Executive’s best efforts in the performance of his duties and responsibilities hereunder.

Executive Initial: ____

2.0	COMPENSATION. In consideration for the agreements made by Executive herein and the performance by Executive of his obligations hereunder and in the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement, the Company agrees to pay Executive,

2.1	A base salary equivalent to $160,000 per annum (“Base Salary.”) The Base Salary shall be subject to annual review, although any determination to decrease or increase the Base Salary shall be within the Company’s sole discretion.

2.2	In addition to the Base Salary, Executive may receive a discretionary performance bonus; however, the payment of any such bonus shall be subject to Executive’s employment with the Company at the time such bonus is scheduled to be paid by the Company. Executive will participate in any Company Bonus and Incentive Program at the Executive’s title level; provided, however, that Executive’s participation is subject to the applicable terms, conditions and eligibility requirements of the program, as they may exist from time to time. The Executive may be eligible to receive a discretionary cash bonus based on meeting performance metrics. In addition, Executive may be eligible to receive stock options in accordance with the terms of the Company’s Employee Stock Purchase Plan (“ESOP”) as well as certain equity awards in accordance with the terms of the Company’s Equity Incentive Plan (“EIP”).

2.3	Executive may participate in all medical, dental, disability insurance, 401(k) pension, vacation and other executive benefit plans and programs which may be made available from time to time to Company employees at Executive’s level; provided, however, that Executive participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. The Company will pay 100% of the cost of the applicable premiums for Medical, Dental, Vision, Short-Term Disability, Long-Term Disability and Life Insurance coverage during Executive’s employment.

During Executive’s employment, the Company shall maintain a life insurance policy in an amount no less than $100,000 for Executive subject to applicable terms, conditions and eligibility requirements of such policy.

Executive shall be entitled to four (4) weeks of paid vacation in accordance with Company policies and procedures and flexible Paid Time Off, as needed.

2.4	The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

2.5	The Company will pay for the reasonable costs of relocation of the Executive if relocation for continued employment is mandated by the Company.

Executive Initial: ____

2.6	Nothing in this Agreement shall require Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 2.2 and 2.3. Executive acknowledges that Company, in its sole discretion, may amend, modify, revise, or revoke any such plans, programs, benefits. Any amendments, modifications, revisions, and revocations of these plans, programs, and benefits shall apply to Executive. Nothing in the Agreement shall afford Executive any greater rights or benefits with regard to these plans, programs and benefits than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within the plan administrator’s discretion, as they may exist from time to time.

3.0	TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall commence on the Effective and continue “at-will” until terminated pursuant to Section 3 of this Agreement.

3.1	Either party may terminate the employment relationship without Cause at any time upon giving the other party ninety (90) days of written notice.

3.2	The Company may terminate Executive’s employment immediately without notice at any time for any of the following reasons, which shall constitute “Cause”: (i) any act or omission of Executive, including, but not limited to misconduct, negligence, unlawfulness, dishonesty, inattention to the business, conflict of interest or competitive business activities, which, as determined by the Company or the Board, in its sole discretion, may be detrimental to the Company’s interests; (ii) Executive’s failure to comply with Company policies, procedures, practices or directions, as determined by the Company or the Board in its sole discretion; (iii) any other reason recognized as “Cause” under applicable law; (iv) Executive’s commission of fraud, embezzlement, theft or misappropriation of any monies, assets or properties of the Company or any of its parents, subsidiaries, affiliates or employees; (v) conviction of, or plea of nolo contendere to, any felony; or (vi) Executive’s breach of this Agreement.

3.3	Executive understands that the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement shall survive the termination of Executive’s employment and/or termination of this Agreement regardless of the reasons for such termination.

4.0	COMPENSATION UPON TERMINATION, CHANGE OF CONTROL THROUGH ACQUISITION, MERGER OR SALE OF THE COMPANY

4.1	If the Company terminates Executive’s employment for “Cause,” the employment relationship shall terminate immediately, and the Company shall owe no further compensation to Executive under this Agreement except for any Base Salary earned by Executive through the date of termination, any unreimbursed business expenses that are submitted to the Company within 10 days after the date of termination, and benefits, if any, due to Executive, as determined in accordance with the applicable benefit plans of the Company.

Executive Initial: ____

4.2	If the Company terminates Executive’s employment without “Cause,” the Company will pay Executive:

(i)	An amount equal to fifty-two weeks of Executive’s Base Salary less applicable withholding for taxes and any other items as to which a withholding obligation may exist. If Executive has been employed by the Company for less than one year, the Company will pay a pro-rated portion of the Severance Proceeds (the payments set forth in this Section 4.2 are hereinafter referred to as the “Severance Proceeds”)). The Severance Proceeds will be paid in approximately equal installments on or about regular payroll dates over a period of time equal to the number of weeks of Executive’s Base Salary that make up the Severance Proceeds (the “Severance Period”);

(ii)	No more than twelve (12) months of the Executive’s cost for exercising the COBRA option for extended health coverage for the plan in effect at the time of termination; and

(iii)	A pro-rated portion of any annual bonus that Executive would have been entitled to receive with respect to the fiscal year of termination had his employment had not been terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Such bonus shall be paid at the same time it would have been paid had the Executive's employment not been terminated.

4.3	Company’s obligation to provide the Severance Proceeds under Section 4.2 is conditioned upon:

(i)	Executive’s agreement to and compliance with all of the obligations set forth in the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement; and

(ii)	Executive’s execution and non-revocation of a release of claims and covenant not to sue against the Company in the form provided by the Company (the “Release”) and the expiration of any revocation period provided for in the Release.

(iii)	Notwithstanding anything in this Agreement to the contrary, if (i) Executive breaches any of the restrictions set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement or any similar restrictions set forth in any written agreement between Executive and the Company, or (ii) at any time following termination of Executive’s employment with the Company, the Company determines that Executive engaged in an act or omission that, if discovered during Executive’s employment, would have entitled the Company to terminate Executive’s employment hereunder for Cause, Executive will forfeit his entitlement to the Severance Proceeds, to the extent not yet paid. Following any such forfeiture, Executive will remain subject to the restrictions set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement.

Executive Initial: ____

(iv)	On termination of Executive’s employment for any reason, Executive will immediately resign from any and all other positions or committees that Executive holds or is a member of with any member of the Company, including as an officer or director.

4.4	If there is a Change of Control (defined below) and subject to the terms of any Change of Control agreement, a termination resulting from a Change of Control will result in the Executive being treated as having been terminated without “Cause” and Company’s obligations to Executive shall be construed according to the terms of Sections 4.2 and 4.3 above.

“Change of Control” is defined as (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

4.5	If Executive accepts employment with another person or entity and becomes eligible for non-restrictive Medical Insurance during the period in which he is receiving COBRA reimbursement payments pursuant to Section 4.2, then the payments made by the Company for COBRA reimbursement pursuant to Section 4.2 will cease.

4.6	Executive is not entitled to receive any compensation or benefits upon his termination except as is: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by an executive benefit plan in which he participates; provided, however that the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to any severance plan, policy or practice.

4.7	Nothing in this Agreement is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits in which Executive participates. In the event of Executive’s death or disability, the terms of Section 4.2 do not apply. For purpose of this Section 4, “disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one year period and has qualified to receive long-term disability payment under the Company’s long-term disability policy. Notwithstanding the foregoing, if as a result of absence because of mental or physical incapability the Executive incurs a “separation from service” within the meaning of such term under Section 409A, the Executive shall on such date automatically be terminated from employment as a disability termination.

Executive Initial: ____

5.0	SECTION 409A COMPLIANCE. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated thereunder, with respect to amounts subject thereto and will be interpreted and construed consistent with that intent. If any provision of this Agreement would subject Executive to any additional tax or interest under Section 409A, then the Company and Executive agree to negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Section 409A; provided that no such amendment will increase the total compensation expense of the Company under this Agreement.

5.1            (i) If, at the time of termination of Executive’s employment hereunder Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A, then (x) only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive is entitled under this Agreement in connection with such termination that are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (y) on the Delayed Payment Date, Executive will receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to Executive prior to the Delayed Payment Date and (z) following the Delayed Payment Date, Executive will receive the payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein; (ii) with respect to a payment of “deferred compensation” (as defined in Section 409A) triggered by a termination of employment, a termination of employment will be deemed not to have occurred until such time as Executive insures a “separation of service” with the Company in accordance with Section 409A; (iii) for purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment; and (iv) no expenses eligible for reimbursement, or in-kind benefits provided, to Executive under this Agreement under any calendar year will affect the amounts of eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or in-kind benefits will be subject to liquidation or exchange for any other benefits.

6.0	RETURN OF COMPANY PROPERTY. Upon the termination of his employment for any reason, Executive shall (i) deliver to Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to the Company’s trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company clients, or business methods, including all copies thereof) which is in Executive’s possession, custody or control; (iii) being such records, files and other materials up to date before returning them; and (iv) fully cooperate with Company, in winding up Executive’s work and transferring that work to other individuals designated by Company.

Executive Initial: ____

7.0.	COOPERATION; ASSIGNMENT OF INVENTIONS. Following the termination of Executive’s employment, the Executive shall execute any and all documents reasonably requested by the Company to secure the Company’s right to any work product, copyrights, patents, trade secrets, or other intellectual property associated with any ideas, concepts, techniques, inventions, processes, works of authorship developed for or created by the Executive solely or jointly with others, during the course of performing work for or on behalf of the Company or any affiliate of the Company or that Executive conceived, developed, discovered or made in whole or in part during Executive’s employment by the Company that were made through the use of any trade secrets or other confidential information of the Company or that result from any work the Executive performed for the Company or any affiliate of the Company, and the Executive agrees to make himself available as reasonably requested by the Company with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with the Company. To the extent possible, all software, compilations and other original works of authorship that Executive conceived, developed, discovered or made in whole or in part during Executive’s employment by the Company that were made through the use of any trade secrets or other confidential information of the Company or that result from any work the Executive performed for the Company or any affiliate of the Company will be considered a “work made for hire” under Title 17 of the United States Code. Upon request of the Company at any during or after Executive’s employment, Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement.

8.0	ENTIRE AGREEMENT. This Agreement, and the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous statements, term sheets, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. This Agreement may be amended or modified only by a written agreement signed by Executive and an expressly authorized representative of the Company.

9.0	SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Confidentiality, Non-Competition and Non-Solicitation Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

10.0.	PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns, and the Company at its discretion, may assign this Agreement. Executive may not assign this Agreement without Company’s prior written consent.

11.0	REMEDIES. Executive acknowledges that his breach of this Agreement would cause Company, irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which Company may be entitled by virtue of the Executive’s breach or threatened breach of this Agreement, Company may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

Executive Initial: ____

12.0	GOVERNING LAW; VENUE. This Agreement, and the employment relationship established herein, shall be governed by and construed in accordance with the laws of the State of New Jersey, United States of America, without regard to conflicts of law principles. Any and all disputes arising from or relating to this Agreement or to the Executive’s employment with the Company shall be submitted to arbitration in New Jersey in accordance with the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services (JAMS) and the arbitration determination resulting from any such submission will be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or an injunction in circumstances in which such relief is appropriate; including the enforcement of post-termination restrictive covenants.

13.0	NOTICES. Notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by Unite States registered mail, return receipt requested,, addressed to the respective address set forth on the execution page of this Agreement or Executive’s current address on record at the Company.

14.0	WITHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state. Local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.0	COUNTERPARTS. This Agreement may be signed in counterparts, each of which will be original, with the same effect as if the signature thereof and hereto were on the same instrument.

16.0	CONSTRUCTION; KNOWING AND VOLUNTARY. Executive acknowledges that he has had adequate time to consult with legal counsel of his choosing concerning the terms and conditions of this Agreement. Executive warrants that he has carefully read this Agreement, understands its terms and accepts them. No ambiguity in any provision shall be construed against either party on account of that party being considered the drafter of that provision of the Agreement. The headings of the sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

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Executive Initial: ____

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

San Lung “Perry” Lin	Date

FGI INDUSTRIES LTD.

NAME:	Date
TITLE: